Exhibit 10.1
***Text Omitted and Filed Separately
with the Securities and Exchange Commission
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

LICENSE AGREEMENT

This license agreement (“Agreement”) is made and entered into by and between:

Academisch Ziekenhuis Leiden, also acting under the name Leiden University Medical Centre, having its offices at Albinusdreef 2, 2333 ZA Leiden, The Netherlands, hereinafter referred to as “Leiden”;

and

Bellicum Pharmaceuticals, Inc., having its principal place of business at Life Science Plaza, 2130 West Holcombe Boulevard, Suite 800, Houston, Texas 77030, United States of America, hereinafter referred to as “Partner”.

Leiden and Partner are hereinafter individually also referred to as a “Party” or collectively as the “Parties”.

WHEREAS:

A.	Leiden is owner of the Patent Rights (as defined below);

B.
Partner intends to clinically develop and commercialize the Technologies (as defined below) in TCR gene therapy in combination with Partner’s chemical induction of dimerization (CID) technology and wishes to obtain an exclusive license to the Patent Rights;

C.	Leiden has agreed to license the Patent Rights to Partner under the terms and conditions as set out in this license Agreement.

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

As used in this license Agreement, the following capitalized terms shall have the following meanings:

Affiliate
any firm, corporation or other entity controlling, controlled by or under common control of a Party and for such purpose “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting interest in such firm, corporation or other entity or the power to direct the management of such firm, corporation or entity;

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Agreement             this license agreement and its Schedules, if any;

Confidential Information
all information, including information relating to the Patent Rights, that has been or will be disclosed by or on behalf of a Party (the “Disclosing Party”), to the other Party (the “Receiving Party”), directly or indirectly, in whatever form, including (without limitation) any data, reports, analyses, specifications, techniques, processes, technical information, ideas, know-how, trade secrets, patents, patent applications and inventions (whether or not patentable), drawings, designs and computer software, and which is, or which should reasonably be expected to be, of a confidential nature;

Effective Date	April 20, 2015;

Licensed Products	any product, process or service the manufacture, use, sale, offer for sale or import of which, absent the rights and licenses granted by Leiden to Partner hereunder, would infringe a Valid Claim;

Net Sales
the gross amount of monies or cash equivalent or other consideration which is received for all arms-length sales of Licensed Products by Partner and its sublicensee(s) to third parties (including, for purposes of this definition, Partner’s sales to sublicensee(s) and Affiliates that are purchasing the Licensed Products as an end user (and whether such third-party purchasers are end users, wholesaler(s) or distributor(s)), less:

(i)	[...***...];

(ii)	[...***...];

(iii)	[...***...],

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[...***...]; and

(iv)	[...***...].

The term "Net Sales" in the case of non-cash sales, shall mean the fair market value of the nonmonetary consideration received by Partner or its sublicensees that is attributable to the sale of Licensed Products to third parties (including, for purposes of this definition, Partner’s non-cash sales to sublicensee(s) and Affiliates that are purchasing the Licensed Products as an end user (and whether such third-party purchasers are end users, wholesaler(s) or distributor(s)).

A sale of a Licensed Product between Partner and a sublicensee or Affiliate for resale to a third party shall not be considered a "sale" for the purpose of this definition, but the arms-length resale of such Licensed Product by such sublicensee or Affiliate or Partner (as applicable) to a third party shall be a "sale" under this definition;

Partner                 Bellicum Pharmaceuticals, Inc.;

Patent Rights
patent applications disclosing and claiming the Technologies and (i) all patent applications (including provisional applications) that claim priority from the referenced patent applications, (ii) any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part (to the extent the claims are directed to subject matter specifically described in the aforementioned patent applications and are dominated by the claims of the existing Patent Rights), and extensions thereof, (iii) any and all patents which issue from the foregoing described patent applications, and all other counterparts, pending or issued, and patents in all countries. Patent Rights shall specifically include the patents and/or patent applications identified in Appendix A to this Agreement.

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Sublicense Agreement	a written agreement wherein a sublicense under the license rights granted to Partner hereunder is granted to a third party;

Sublicense Income
all cash and non-cash consideration, including upfront payments, equity, sublicensing fees, milestone payments and sublicense maintenance fees, actually received by Partner that is directly attributable to the grant of a sublicense under the license rights granted to Partner hereunder; provided that in the event that Partner receives non-cash consideration, Sublicense Income shall be calculated based on the fair market value of such non cash consideration, assuming an arm's length transaction made in the ordinary course of business. Notwithstanding anything to the contrary, Sublicense Income expressly excludes the following payments:

(i)	[...***...];

(ii)	[...***...];

(iii)	[...***...]; or,

(iv)	[...***...],

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[...***...].

Technologies	High affinity TCRs targeting PRAME and POU2AF1 epitopes, [...***...];

Valid Claim
a claim of an issued or pending patent within the Patent Rights, which claim has not expired, lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an un-reversed and un-appealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise;

Territory	worldwide.

2.	TERM

2.1.	This Agreement enters into force on the Effective Date and will expire upon the date of expiration of the last-to-expire of the Patent Rights, unless terminated earlier in accordance with Article 11.

3.	LICENSE

3.1.
Subject to Leiden’s retained right set forth in Section 3.3, Leiden hereby grants to Partner and Partner hereby accepts an exclusive license to exploit the Patent Rights anywhere in the Territory for the use, development, manufacturing, production, supply, sale and/or distribution of Licensed Products.

3.2.	Leiden hereby grants to Partner and Partner hereby accepts the right to sublicense the rights contained in Article 3.1 above to any third party provided that:

a)	no sublicense shall be free of charge; and

b)	the sublicense is in writing and contains obligations applicable to the sublicensee that are at least as onerous as those set out in this Agreement; and

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c)	that Partner shall remain responsible for all acts and omissions of such sublicensees in accordance with this Agreement as though they were by Partner; and

d)
shall notify Leiden of any sublicense granted pursuant to this Article 3.2 and shall, at the same time, provide Leiden with a copy of such Sublicence Agreement; provided that if such Sublicense Agreement grants rights to the sublicensee other than a sublicense of the rights granted to Partner hereunder, Partner may redact those unrelated terms and conditions.

Partner will not grant a sublicense of the rights contained in Article 3.1 without also granting a corresponding license or sublicense to Partner’s chemical induction of dimerization (CID) technology.

In the case of any sublicense granted by Partner under the terms of this Agreement, the term of such Sublicense Agreement shall not exceed the term of this Agreement, and such Sublicense Agreement shall not permit the sublicensee to further sublicense such rights granted by Partner to such sublicensee (other than a sublicense of the right to manufacture and produce Licensed Products for such sublicensee), unless Leiden has agreed in writing that such sublicensee may have the right to further sublicense such rights granted.

3.3.
Subject to Leiden’s obligations under Article 9 with respect to Confidential Information owned or controlled by Partner, Leiden retains the right to use the Patent Rights solely for academic research (including research collaborations with academic (public, non-profit) research third parties) and teaching purposes. For the avoidance of doubt:

a)
in the event that any academic (public, non-profit) research partner of Leiden needs the right to use the Patent Rights in a non-commercial, academic research project, Leiden is hereby authorised to grant such limited right solely for such purpose (i) upon [...***...] advance written notification to Partner and provided that the grant by Leiden of such limited right is reduced to in writing, (ii) shall be granted for the term of the non-commercial, academic research project only, and (iii) it being understood that such granted limited right shall be personal and non-transferable by such research partner of Leiden.

b)
Any for-profit or commercial partners or organisations, other than an academic (public, non-profit) research partner, requiring such a right for research purposes will be referred to Partner, who shall negotiate in good faith to offer a sublicense to utilise the Patent Rights solely for internal research purposes on fair and commercially reasonable terms and conditions.

4.	FEES

4.1.	Partner shall pay to Leiden an upfront license Agreement signing fee of [...***...] euro (EUR [...***...]) within thirty (30) days of the Effective Date.

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4.2.
Partner and Leiden intend to enter into a certain sponsored research agreement, to be separately negotiated, regarding the research described in Appendix B hereto, [...***...] (“SRA”). So long as Leiden complies with the material terms and conditions of the SRA, Partner shall pay to Leiden [...***...] euro (EUR [...***...]) for each [...***...] period during the [...***...] term of the SRA. The SRA will contain customary terms, including an option to license foreground IP generated in the course of performance of the sponsored research. In the [...***...] of the SRA, Leiden and Partner will negotiate in good faith a potential extension of the term of the SRA on the basis of how the work under the SRA is proceeding.

4.3.
Partner shall pay to Leiden an upfront fee of [...***...] euro (EUR [...***...]) within thirty (30) days of execution of this Agreement as consideration for the technical assistance work of Leiden provided to Partner prior to the execution of this Agreement.

4.4.	Partner shall pay to Leiden a royalty rate of [...***...] percent ([...***...]%) of Net Sales.

4.5.	Partner shall pay to Leiden on Sublicense Income the following Sublicense Income sharing percentages:

a)	[...***...] percent ([...***...]%) of Sublicense Income for Sublicense Agreements entered into [...***...];

b)	[...***...] percent ([...***...]%) of Sublicense Income for Sublicense Agreements entered into [...***...];

c)	[...***...] percent ([...***...]%) of Sublicense Income for Sublicense Agreements entered into [...***...].

4.6.
As of the eighth anniversary of the Effective Date of this Agreement, Partner shall pay to Leiden, within [...***...] after the eighth anniversary date and each subsequent anniversary date during the term of this Agreement, an annual, non-creditable, non-refundable minimum royalty payment of thirty thousand euro (EUR 30,000) per twelve (12) month period.

4.7.
Partner shall pay to Leiden milestone payments for the first Licensed Product that is specific for PRAME and for the first Licensed Product that is specific for POU2AF1, in the event that the milestone events set out below are achieved for such Licensed Product:

a)	Upon [...***...]: [...***...] euro (EUR [...***...]);

b)	Upon [...***...] or [...***...], whichever is earliest: [...***...] euro (EUR [...***...]);

c)	Upon [...***...]: [...***...] euro (EUR [...***...]).
For clarity, each of the payments set forth in (a-c) above shall be paid only once for all PRAME-specific Licensed Products and only once for all POU2AF1-specific Licensed Products (such that the maximum amount payable by Partner pursuant to this Article 4.7 -- if

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all milestone events are achieved for both a first PRAME-specific Licensed Product and a first POU2AF1-specific Licensed Product -- is EUR 2,050,000).

5.	PAYMENT

5.1.
Unless otherwise stated in this Agreement, all sums due under this Agreement shall be made once per year, namely no later than [...***...] after the anniversary of the Effective Date, in respect of royalties accruing on Net Sales made by or reported to Partner during that twelve (12) month period or in respect of Sublicense Income sharing percentages accruing on Sublicense Income received during that 12-month period. Any delay greater than [...***...] after the due date in Partner’s delivery of any payment shall carry an interest rate [...***...] of [...***...] percent ([...***...]%).

5.2.	All sums due under this Agreement:

a)	are exclusive of any value added tax, if applicable, which shall be payable in addition by Partner on the rendering by Leiden of any appropriate value added tax invoice;

b)	shall be made in euros to the credit of a bank account to be designated in writing by Leiden. Conversion into currency shall be calculated:

•	in the case of each royalty payment at the rate of exchange ruling as published in [...***...] on the last day of the twelve (12) month period in respect of which the payment is due;

•	in the case of all other payments at the rate of exchange ruling as published in [...***...] on the day payment is made or due, whichever is earlier;
provided always that where any payment is made by Partner after the due date, conversion shall be at the rate of exchange ruling as published in [...***...] at the date of payment, if this rate is more favourable to Leiden;

c)
shall be made in full without deduction of taxes and other government duties that may be imposed, except in so far as any such deduction may be credited in full by Leiden against Leiden's own tax liabilities, or costs. The Parties agree to reasonably co-operate in all respects necessary to take advantage of such double taxation agreements or treaties as may be available.

5.3.	At its discretion, and upon written notice to Partner, Leiden may decide that its invoicing may be managed by its holding company, Libertatis Ergo Holding B.V.

6.	RECORDS AND REPORTS

6.1.
Partner agrees to keep true and accurate records and books of account containing all data necessary for the determination of royalties and milestone payments payable under Article 4 (“Records”), which Records shall upon [...***...] advance written notice of Leiden be open at reasonable times during Partner’s business hours for inspection by an accountant selected by Leiden for the sole purpose of verifying the accuracy of payments and associated payment reports provided by Partner hereunder. Such accountant will sign a non-disclosure agreement

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with Partner before accessing any Records. The accountant may take copies of the portions of the Records that evidence discrepancies from Partner’s submitted payment reports, but shall not disclose to Leiden any information relating to the business or affairs of Partner other than such information in the Records as properly should have been contained in any royalty and/or milestone payment reports required to be furnished by Partner to Leiden. Leiden shall be solely responsible for the costs of the accountant.

6.2.
The accountant will provide a copy of his/her inspection report to Leiden and to Partner. If the accountant appointed pursuant to Article 6.1 above certifies that the amount of royalties or milestone payments due to Leiden in respect of any twelve (12) month reporting period differs from the amount of royalties or milestone payments actually paid to Leiden for that period, setting forth the amount of the difference showing, in reasonable detail, the basis upon which such difference was determined then Partner shall forthwith pay any shortfall plus interest thereon to Leiden. If the shortfall for the inspected period exceeds [...***...] percent ([...***...]%) of the amount actually paid for that period and the reason for such variation is the failure of Partner to provide to its auditors correct or sufficient information then Partner shall also reimburse Leiden for the reasonable costs of the accountant. If the accountant determines that Partner has overpaid in any reporting period, Partner may elect to credit the overpaid amount toward future payments, or may request in writing that Leiden reimburse the amount of overpayment.

6.3.
Partner shall submit to Leiden within [...***...] of the end of each twelve (12) month reporting period a statement setting forth the following with respect to the operations of Partner related to this Agreement during that period in the Territory:

a)	the number of units and Net Sales of Licensed Products sold by Partner to third parties, as well as the number of units and Net Sales of Licensed Products reported to Partner by its sublicensees;

b)	the Sublicense Income attributable to Sublicense Agreements entered into during such 12-month period;

c)	the applicable Sublicense Income sharing percentage applicable to such Sublicense Income attributable to such Sublicense Agreements that were completed during such 12-month period;

d)	the total amount of royalties and the Sublicense Income sharing amount due to Leiden for such 12-month period; and

e)	any milestones achieved in accordance with Section 4.7, along with the applicable milestone payment amount owed for such achievement.

7.	PATENTS

7.1.
Partner shall at its own cost diligently prosecute all subsisting patent applications within the Patent Rights, in the name of Leiden, with an aim of securing the broadest monopoly that is commercially reasonably obtainable, in a manner consistent with avoiding serious prejudice to the validity of such granted patents, and it shall undertake to maintain all such patents within

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the Patent Rights in force for the full terms thereof. All of the foregoing obligations shall be subject to commercial reasonable efforts, taking into account the (expected) costs of any opposition or other proceedings commenced or threatened against Leiden (as owner) or against Partner (as exclusive licensee) aiming at having the Patent Rights held invalid or unenforceable. Partner shall ensure Leiden receives copies of all relevant patent correspondence with patent offices. For the duration of this license Agreement and subject to Article 7.3. below, Partner shall have instructor rights vis-à-vis the patent agent that is appointed to prosecute and maintain the Patent Rights, and Leiden will grant these instructor rights to Partner after signing of this Agreement. Partner hereby grants Leiden an irrevocable power of attorney to execute any documents, forms and authorisations required to transfer these instructor rights vis-à-vis the patent agent back to Leiden after termination of this Agreement. All patent expenses related to the Patent Rights, including filing and prosecution expenses, that are incurred by Partner will be borne by Partner, and all such patent expenses incurred by Leiden will be set forth in an invoice delivered by Leiden to Partner, and will be borne by Partner.

7.2.
In the event of any infringement by a third party of any of the Patent Rights in the Territory on such a scale as to affect prejudicially the Partner's actual or anticipated business in the Licensed Products to a material extent, Partner may take all legitimate steps to halt such infringement. Subject to receiving advice from an experienced patent counsel that infringement proceedings, including any interlocutory proceedings where relevant, stand a reasonable chance of success, Partner may request Leiden to lend its name to such proceedings and provide reasonable assistance (as requested by Partner, at Partner’s expense). Subject to Partner paying all costs, damages and expenses that Leiden may reasonably incur as a result of such infringement proceedings undertaken by Partner, including any award of costs against it, Leiden will do so. Any damages recovered shall belong to Partner, subject only to accounting to Leiden for any royalty due on Net Sales under Article 4 that were found to be infringing.

7.3.
If at any time Partner wishes to abandon any patent application within the Patent Rights, it will inform Leiden as soon as possible. Partner will not abandon any patent application without first getting the prior written consent of Leiden (not to be unreasonably withheld, conditioned or delayed). In the event that Leiden does not agree to a requested abandonment, then Leiden shall take over responsibility for the patent prosecution and maintenance with regard to the patent application in question and thereafter it shall fall outside the scope of the Agreement.

8.	PERFORMANCE

8.1.	During the term of this Agreement as set out in Article 2.1 Partner shall use its diligent and commercially reasonable efforts to actively:

a)	pursue commercial opportunities for the Technologies in the Territory;

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b)	sell Licensed Products to any suitable buyer independently of any other products of the Partner if so required; and,

c)
after regulatory approval of a Licensed Product, meet all reasonable market demands for such Licensed Product throughout the Territory all subject only to recognition of technology failure or evidence that there is no viable commercial market for the Technologies or Licensed Products.

8.2.
During the term of this Agreement as set out in Article 2.1, Partner [...***...]. For clarity, if Partner does not fulfill its obligation under this Article 8.2 regarding [...***...], such breach will not permit Leiden to terminate Partner’s rights and licenses with respect to [...***...] or the entire Agreement; in such event, Leiden may only terminate Partner’s rights and licenses with respect to [...***...] (and vice versa if Partner does not fulfill its obligation under this Article 8.2 regarding [...***...]).

If Leiden has a reasonable basis for believing that Partner has failed to comply with Article 8.1 and/or 8.2, then before exercising its rights under Article 11.1(d), Leiden will deliver written notice to Partner specifically describing the alleged failure to comply and Leiden’s basis for such belief. Within [...***...] after Partner’s receipt of such notice, the Parties will discuss in good faith (in person, by videoconference or telephonically) the alleged failure to comply and Leiden’s belief, and if the Parties mutually agree that Partner has failed to comply with Article 8.1 and/or 8.2, the Parties will agree on a corrective plan, to be undertaken by Partner during the following [...***...] period, that will bring Partner into compliance with Articles 8.1 and 8.2. At the end of such [...***...] period, if Partner is not in compliance with Articles 8.1 and 8.2, then Leiden may exercise its rights under Article 11.1(d).

8.3.
Leiden and Partner will coordinate the first production of the PRAME-TCR-GMP virus. Leiden will fund this production of PRAME-TCR-GMP virus for a maximum amount of [...***...] euro (EUR [...***...) and upon receipt of a written invoice delivered by Leiden, Partner will pay any and all reasonable mutually agreed additional costs associated with such first production. The quantity of PRAME-TCR-GMP virus obtained from such first production will be sufficient for pre-clinical development and for [...***...]. If Partner determines that more PRAME-TCR-GMP virus is required for clinical trials or for commercialization purposes (including preparation for marketing approval), Leiden will assist Partner in transferring the PRAME-TCR-GMP virus production know-how, and Partner will bear all costs for production of additional PRAME-TCR-GMP virus.

8.4.	Subject to appropriate regulatory agency approval, Partner will cover the costs of production of PRAME-TCR for cell processing, patient infusion, and clinical trial support for [...***...]

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[...***...] (maximum Partner expense commitment internal and external being [...***...] euro (EUR [...***...]).

8.5.
Subject to appropriate regulatory agency approval, Partner will pay for third party GMP production of POU2AF1-TCR virus and cover costs of production of POU2AF1-TCR for cell processing, patient infusion, and clinical trial support for [...***...] (maximum Partner expense commitment internal and external being [...***...] euro (EUR [...***...]), not including cost of POU2AF1-TCR-GMP virus production). GMP produced POU2AF1-TCR-virus, including any cell banks used to generate the virus, will be Partner property; if Leiden wishes to do pre-clinical, academic (public, not for profit) research studies with the POU2AF1-TCR-GMP virus, Leiden will provide a written plan for such pre-clinical research studies, subject to confidentiality and non-use obligations as set out in Article 9, and Partner will provide reasonable quantities of POU2AF1-TCR (or with the POU2AF1-TCR-GMP virus) under a material transfer agreement [...***...].

8.6.
Partner shall diligently coordinate and sponsor the [...***...] trial and take over responsibility for clinical trials after [...***...] for each antigen specificity (i.e, for PRAME-TCR and for POU2AF1-TCR). Timing of clinical trials involving Leiden will be agreed upon between the Parties. [...***...].

8.7.
Leiden wishes to be involved in all significant steps of the [...***...] for PRAME-TCR and for POU2AF1-TCR that will be conducted at Leiden’ site, and to be advisory in subsequent clinical trials for PRAME-TCR and for POU2AF1-TCR that will be conducted at Leiden’ site, and to be able to publish the results thereof obtained by Leiden (subject to confidentiality/patenting issues). For the POU2AF1-TCR studies and/or studies targeting B-cell malignancies, Leiden desires to provide the principal investigator. Partner will consider these requests in good faith in the context of a multi-center trial.

8.8.
During the term of this Agreement as set out in Article 2.1Partner shall not act as agent of Leiden and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Licensed Products not make any representation or give any warranty on behalf of Leiden.

9.	CONFIDENTIALITY

9.1.	With respect to any and all Confidential Information received from the Disclosing Party in the course of this Agreement, the Receiving Party shall:

a)	keep such information confidential;

b)	not communicate, disclose or otherwise make available such information to any third party (not including sublicensees) except with prior, written and explicit consent from the Disclosing Party;

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c)
communicate, disclose or otherwise make available such information to members of its personnel and sublicensees only and strictly on a “need-to-know” basis, that is, only in so far as disclosure to a particular individual is strictly necessary for the purpose of this Agreement and always subject to confidentiality and non-use obligations no less stringent than those set out in this Article 9;

d)	not use such information other than for the purpose for which the information was disclosed;

e)	take all reasonable steps to ensure that such information shall be protected against unauthorized access, theft, and the like.

9.2.	The obligations as set out in Article 9.1 shall not apply or shall cease to apply, to information of which the Receiving Party can demonstrate by (documentary) evidence:

a)	that it was in the public domain prior to the disclosure under this Agreement;

b)
that it was in the Receiving Party’s possession prior to the disclosure under this Agreement, provided it was not acquired by the Receiving Party under confidentiality obligations directly or indirectly from the Disclosing Party;

c)	that, after its disclosure under this Agreement, it became part of the public domain through no act or omission of the Receiving Party;

d)	that, after its disclosure under this Agreement, it was received by the Receiving Party on a non-confidential basis from a third party who was legally entitled to disclose that information; or

e)
that it is required under a statutory duty and/or court order to disclose, provided that advance written notice is given to the Disclosing Party and the Receiving Party takes all reasonable measures to protect the confidentiality of the information and to cooperate with the Disclosing Party’s efforts, at its expense, to avoid or limit disclosure.

9.3.	Upon termination or expiry of this Agreement, each Receiving Party will at the first request of the Disclosing Party destroy any and all of the Disclosing Party’s Confidential Information.

10.	NEGATION OF REPRESENTATIONS AND WARRANTIES, LIMITATION OF LIABILITIES, INDEMNIFICATION

10.1.
Leiden makes no representations and extends no warranties of any kind, either expressed or implied, in relation to the Technologies and/or Patent Rights, the uses to which they may be put or their suitability for any particular purpose. There are no express or implied warranties that any applications for intellectual property rights under this Agreement will result in the granting of these rights, that the Patent Rights under this Agreement are, will remain or become valid, and that the exercise of the rights granted under this Agreement will not infringe patent, copyright, trademark, or other rights of any third party. Partner hereby acknowledges that is has satisfied itself in relation to the foregoing matters.

10.2.	To the extent permitted by applicable law, Leiden shall in no event be liable for any direct, indirect, consequential loss, damage, claim, demand and/or expense – of whatever nature –

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whether arising by way of a third party claim or otherwise – resulting from or in connection with the use and/or the exploitation of the Technologies and/or Patent Rights by Partner and its sublicensees under this Agreement.

10.3.
Partner shall indemnify and hold harmless Leiden in respect of any loss, liability, damage, claim, cost, demand and/or expense arising or resulting from a claim brought by a third party and incurred or suffered by or imposed upon Leiden as a result of or in connection with the use and/or the exploitation of the Technologies and/or Patent Rights by Partner and its sublicensees (each a “Claim”). Leiden shall provide prompt written notice to Partner of the initiation of any Claim that may reasonably lead to Leiden’s claim for indemnification under this Article 10.3. Upon receipt of such notice, Partner shall have the right to assume the defence and settlement of such Claim, provided that it shall not settle any Claim without Leiden’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Leiden shall cooperate with Partner in the defence of such Claim and provide assistance as may reasonably be required or requested by Partner.

10.4.
Partner shall ensure that is has in place and shall maintain product liability insurance with a reputable insurer to a sufficient value to cover the risks associated with exercise of Partner’s rights and licenses under this Agreement. Partner shall, on the request of Leiden, provide evidence of the existence and maintenance of such insurance.

10.5.	Upon termination or expiry of this Agreement, the provisions of this Article 10 shall remain in force.

11.	TERMINATION

11.1.	This Agreement may be terminated:

a)	Upon mutual written agreement between the Parties;

b)	At any time by Partner, by giving six (6) months written notice; For the avoidance of doubt, during the notice period, Partner shall remain liable for patent costs in accordance with Article 7.1;

c)
With immediate effect by Leiden on written notice to Partner, in the event Partner fails to pay any sums due under this Agreement by the due date,(and where, for Partner payments that are driven by invoice, Leiden has confirmed Partner’s receipt of the corresponding invoice), and Partner has failed to remedy that breach within thirty (30) days of being given written notice specifying the payment breach and demanding its cure, without prejudice to any other rights that Leiden may have relating to late payment;

d)
With immediate effect by each Party on written notice to the other Party, in the event of a material breach of the other Party under this Agreement that the breaching Party has failed to remedy within thirty (30) days of being given written notice specifying the material breach and demanding its cure. A material breach on the side of Partner will in any event include failure to comply with its performance obligations as set out in Articles 8.1 and 8.2;

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e)
With immediate effect by each Party on written notice to the other Party, in the event that the other Party is involved in any legal proceedings asserting its insolvency or bankruptcy that is not dismissed within forty-five (45) days, or is adjudicated bankrupt or enters into liquidation, whether compulsory or voluntary, other than for the purposes of an amalgamation or reconstruction, or makes an arrangement with its creditors or petitions for an administration order or has a receiver or manager appointed over all or any part of its assets or generally becomes unable to pay its debts.

11.2.
On termination of this Agreement, Partner shall immediately discontinue any use of the Patent Rights. Nevertheless, Partner shall continue to have the right for a period of six (6) months from the date of termination to complete deliveries on contracts in force at that date and to dispose of Products already manufactured subject to payment to Leiden of royalties thereon in accordance with Article 4. After this period of six (6) months, Partner shall destroy any remaining Licensed Products.

11.3
In the event that this Agreement is terminated, and one or more Sublicense Agreements have been granted under this Agreement, then this Agreement shall become an agreement between Leiden and any such sublicensees subject to the sublicensee(s) agreeing to be bound under the applicable portions of this Agreement to Leiden. The implementation of this Article 11.3 will not change the field or territory negotiated in such Sublicense Agreements, and will not permit Leiden to receive double payments for any right or license due to multiple sublicensees.

12.	MISCELLANEOUS

12.1.
Neither Party may assign or transfer, in whole or in part, its rights or obligations under this Agreement to any third party, without the other Party’s prior written consent; provided that, without Leiden’s prior written consent, Partner may assign this Agreement in its entirety to an Affiliate of Partner or to an assignee or transferee of Partner’s entire business or of that part of Partner’s business to which the licenses granted hereunder relate.

12.2.	This Agreement may only be amended by prior written agreement of authorized representatives of each of the Parties hereto.

12.3.
A waiver by any Party of a breach or default of another Party under any of the provisions of this Agreement shall not be construed as a waiver of any succeeding breach of the same or other provisions. Nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have under this Agreement, operate as a waiver of any breach or default by the other Party.

12.4.
Any notice or other communication under this Agreement shall be in writing and shall be sufficiently served if sent by recorded delivery post or registered mail, return receipt requested, or by reputable overnight courier, to the following address;

License agreement (C14MC1930)        Page 15

_________________ Leiden         T.F._______________ Partner

In the case of notices to Leiden to:

Leiden University Research & Innovation Services (LURIS)
Attn. Director Technology Transfer Office
Poortgebouw Noord
Rijnsburgerweg 10
2333 AA LEIDEN
The Netherlands
With reference number: INV14MC432
C14MC1930

In the case of notices to Partner to:

Bellicum Pharmaceutical, Inc.
Attn. Ken Moseley, J.D.
VP IP & Legal Affairs
Life Science Plaza
2130 West Holcombe Boulevard
Suite 800
Houston, Texas 77030
United States of America

12.5.
This Agreement contains the entire agreement of the Parties in relation to its subject matter. Any Schedules to this Agreement shall form a part thereof. This Agreement may only be amended or supplemented in writing, by way of a document signed by (the authorised representatives of) all Parties.

12.6.
If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

12.7.
Partner may not use the “LUMC” or the full name “Leiden University Medical Centre” or any adaptation thereof in any publicity or advertising without the prior written consent of Leiden. Leiden may not use the name or logo of Partner or its sublicensees, or any adaptation thereof, in any publicity or advertising without the prior written consent of Partner.

12.8.	This Agreement may not be rescinded (“(in rechte) ontbonden”), in whole or in part, by any Party to this Agreement.

License agreement (C14MC1930)        Page 16

_________________ Leiden         T.F._______________ Partner

The Parties have executed this Agreement as of the Effective Date as follows:

Leiden University Medical Center            Bellicum Pharmaceuticals, Inc.

/s/ Guillaine E. de Blécourt                  /s/ Thomas J. Farrell
Name:    Guillaine E. de Blécourt                Name: Thomas J. Farrell
Title: Manager Division 4                Title: President & CEO
Date:    4/23/15                        Date: 4/20/15

SCHEDULES:

A.	Patent Rights

B.	Research

License agreement (C14MC1930)        Page 17

_________________ Leiden         T.F._______________ Partner

SCHEDULE A: PATENT RIGHTS:

[...***...]

***Confidential Treatment Requested

License agreement (C14MC1930)        Page 18

_________________ Leiden         T.F._______________ Partner

SCHEDULE B: RESEARCH (Article 4.2)

[...***...]

***Confidential Treatment Requested

License agreement (C14MC1930)        Page 19

_________________ Leiden         T.F._______________ Partner

[...***...]

***Confidential Treatment Requested

License agreement (C14MC1930)        Page 20

_________________ Leiden         T.F._______________ Partner